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                                                                   EXHIBIT 10.32


                    TRANSITIONAL TRADEMARK LICENSE AGREEMENT

                  THIS TRANSITIONAL TRADEMARK LICENSE AGREEMENT (this "Agreement"), dated as of July 1, 2003, is by and among ROYAL & SUNALLIANCE USA, INC., ("Licensor"), a corporation organized under the laws of Delaware, ROYAL SPECIALTY UNDERWRITING, INC. ("RSUI"), a corporation organized under the laws of Georgia, and RSA SURPLUS LINES INSURANCE SERVICES, INC., a corporation organized under the laws of Delaware ("RSA SLISI", each of RSUI and RSA SLISI a "Licensee", and together "Licensees").

                  WHEREAS, Licensor is the owner of the Licensed Marks (as hereinafter defined); and

                  WHEREAS, prior to the date hereof, each Licensee was an indirect, wholly-owned subsidiary of Licensor, and each Licensee was using the Licensed Marks pursuant to an unwritten license from Licensor; and

                  WHEREAS, Royal Group, Inc., a subsidiary of Assignor, and Alleghany Corporation ("Alleghany") have entered into that certain Acquisition Agreement, dated June 6, 2003 (the "Acquisition Agreement"), pursuant to which Alleghany acquired all of Licensees' issued and outstanding shares of common stock and certain operating assets used in the Business (as such term is defined in the Acquisition Agreement); and

                  WHEREAS, in order to effect an orderly transition of Licensees' operations as contemplated under the Acquisition Agreement, the parties hereto acknowledge that Licensees need to use the Licensed Marks as such were used by Licensees prior to the Closing for a limited period; and

                  WHEREAS, a condition to the closing of the transactions contemplated by the Acquisition Agreement is the execution and delivery of this Agreement by the parties hereto.

                  NOW THEREFORE, in consideration of the execution, delivery and performance of the obligations under the Acquisition Agreement and this Agreement, the mutual covenants hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensees agree as follows:

         1. DEFINITIONS. Capitalized terms used but not defined herein and which are defined in the Acquisition Agreement shall have the meanings ascribed to them in the Acquisition Agreement.

         2. TERM. The term of this Agreement shall begin on the Closing Date and shall terminate six (6) months after the Closing Date (the "Term"), unless extended by written mutual agreement among Licensor and Licensees.

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         3.       GRANT OF LICENSE

                  3.1 Subject to the terms of this Agreement, Licensor hereby grants to each Licensee a royalty-free, personal, non-exclusive, non-transferable (subject to Section 3.2), non-sublicenseable (subject to Section 3.2) license during the Term to use the Licensed Marks as used by such Licensee prior to the Closing Date, including, without limitation, in connection with the offering and sale of insurance products and services in accordance with practices current as of the Closing Date, on advertisements, brochures, letterhead stationery, as necessary regulatory forms, and in other ways customary to the trade. For purposes of this Agreement, "Licensed Marks" shall mean the following marks and design marks, or any portion thereof: "Royal", the half-navigator design as depicted on Exhibit A(1), "Royal & Sun Alliance", "Royal & SunAlliance" plus design, as shown in Exhibit A(2).

                  3.2 Each Licensee may assign this Agreement and its rights under this Agreement to any Affiliate or any other entity with which it is merged or that acquires substantially all of its assets and shall be permitted to sublicense its rights to Affiliates; provided, however that, no assignment shall release Licensee from its obligations under this Agreement and provided, further, that in case of an assignment to any Affiliate, if the assignee breaches any representations and warranties hereunder, then Licensor, in addition to any right or remedy, may proceed directly against Licensee for such breach without first proceeding against such assignee or exhausting any right or remedies against such assignee.

                  3.3      Restrictions.

                           (a) Licensees shall use the Licensed Marks only in a manner and to the extent substantially consistent with Licensees' use of the Licensed Marks prior to the Closing Date, and Licensees shall offer insurance products and services under the Licensed Marks in compliance with all regulatory and other legal requirements of the jurisdiction in which they operate.

                           (b) Nothing herein shall be construed as prohibiting or limiting the adoption or use of other designations, trademarks, service marks or trade names by Licensees; provided, however, that, subject to the provisions of the Acquisition Agreement and the Service Mark Assignment, during the Term neither Licensee shall adopt or use as one of its own trademarks or trade names, a trademark or trade name which includes or is confusingly similar to the Licensed Marks, nor shall Licensee combine any other name or trademark with any of the Licensed Marks or otherwise modify or alter any of the Licensed Marks; provided, further, however, Licensor expressly agrees and acknowledges that use or registration by the Licensees of the trademark, service mark and trade name "RSUI" shall not be a breach of this Section 3.2(c). Licensees agree that, during the Term, whenever Licensor calls their attention to any reasonable confusion or reasonable risk of confusion, they will, within a reasonable period of time and at Licensor's cost, accept any reasonable suggestion that may be made by Licensor for avoiding such confusion.

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         4.       QUALITY CONTROL

                  4.1 Licensees acknowledge that the Licensed Marks have established valuable goodwill and are well-regarded by consumers as representing insurance products and services of the highest caliber, and that it is of great importance to Licensor that this valuable goodwill and reputation be maintained. Licensees undertake and agree that in the use of the Licensed Marks and the promotion and sale of insurance products they will conduct their respective businesses in a manner which will uphold the reputation of the Licensed Marks in the marketplace, and that they will not engage in any commercial or other practices which would reasonably be anticipated to injure, impair the value of, or otherwise detract from the reputation and goodwill associated with the Licensor or the Licensed Marks. Licensor expressly agrees and acknowledges that any use of the Licensed Marks by Licensees that is substantially consistent with Licensees' use prior to the Closing Date and Applicable Law shall not constitute a breach of this Section 4.1.

                  4.2 All products and services covered by the grant of license hereunder shall conform to standards of quality at least comparable to those generally prevailing on the Closing Date with respect to similar products and services sold under the Licensed Marks by or on behalf of Licensee, consistent with Licensees' current use of the Licensed Marks immediately before the Closing Date.

                  4.3 Licensees shall supply to Licensor at such time as is reasonably requested by Licensor (i) representative samples of any products or services used in connection with the Licensed Marks, (ii) a reasonable number of samples of advertising, and (iii) subject to Applicable Law, information on regulatory compliance so that Licensor can monitor the use of the Licensed Marks and the quality of the products and services offered thereunder. In addition, upon reasonable request and reasonable prior notice, Licensor may inspect during regular business hours all facilities operated by Licensees to verify proper use of the Licensed Marks as provided herein. Licensor shall not, by means of such inspection, interfere with Licensee's operations. All information received or reviewed by Licensor in connection with the exercise of its rights under this
Section 4.3 shall be Confidential Information (as defined in Section 8) subject to the provisions of Section 8. If a Licensee fails to meet any applicable quality standard, then Licensor may request that such Licensee take reasonable steps to remedy any such deficiencies and such Licensee shall use commercially reasonable efforts to comply with such requests.

         5.       OWNERSHIP AND REGISTRATIONS OF LICENSED MARKS

                  5.1 Subject to the provisions of the Service Mark Assignment, Licensees acknowledge that, as among the parties, Licensor owns all right, title and interest in the Licensed Marks and agrees that any use of the Licensed Marks by Licensees and the goodwill associated therewith, in any manner whatsoever, for purposes of trademark, service mark and trade name ownership, registration, maintenance and enforcement shall inure to the benefit of Licensor. The parties hereto agree that no right, title, or interest in the Licensed Marks is being transferred to Licensee under this Agreement, except the right to use them in the manner and subject to the terms and

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conditions set forth herein.

                  5.2 Subject to the provisions of the Service Mark Assignment, Licensees agree that they shall not, directly or indirectly: (i) use any Licensed Mark in any way that would be reasonably likely to impair its validity as a trademark; (ii) challenge or take any other action that would be reasonably likely to impair Licensor's rights in any Licensed Mark or impair its validity or enforceability as a trademark, or call into question the validity or ownership of any of the Licensed Marks or their registrations in any jurisdiction; (iii) apply for the registration of the Licensed Marks, or any name or mark which is confusingly similar to the Licensed Marks; or (iv) use or promote, any name or mark that is confusingly similar to the Licensed Marks. Licensee agrees to execute any acknowledgements or waivers that may be required to establish Licensor as the sole and exclusive owner of the Licensed Marks.

         6.       BREACH OF AGREEMENT; TERMINATION

                  6.1 Licensor may without prejudice to its other remedies terminate this Agreement immediately by notice in writing to Licensees on or after the occurrence of any of the following:

                           (a) the commission of one or more material breaches of this Agreement by any Licensee which are not capable of remedy;

                           (b) the commission of a material breach of this Agreement by any Licensee which is capable of remedy (a "Remediable Breach") which shall not have been remedied within a period of one (1) month after the party in breach has been given notice in writing specifying such Remediable Breach and requiring it to be remedied; provided, however, that such one-month period shall be extended for such additional period, not to exceed thirty (30) days, as shall be reasonably necessary if that Remediable Breach is incapable of remedy within that one-month period and during that one-month period the party in breach shall diligently endeavor to remedy that Remediable Breach, but only if such extension would not reasonably be expected to have a material adverse effect on the validity of the Licensed Marks.

                           (c) the bankruptcy or insolvency of, a general assignment for the benefit of creditors or similar event by, or the appointment of a trustee, receiver or similar person for the Licensees.

                  6.2 Except as set forth in Section 6.1 herein, in no event shall any party to this Agreement have the right to terminate this Agreement or the rights granted hereunder during the Term. Except as set forth in Section 6.1 herein, in the event that either Licensee has committed a material breach of this Agreement, Licensor shall be entitled to all legal remedies (except termination of this Agreement) and injunctive or other equitable relief as a remedy for any such breach (including, without limitation, enjoining any of Licensee's actions that are in breach of this Agreement).

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                  6.3      Upon a termination of this Agreement with respect to
a Licensee, such Licensee shall, at Licensor's election, either deliver to Licensor all materials that include the Licensed Marks, including, but not limited to, advertisements, brochures, letterhead stationery and regulatory forms, or certify that such materials have been destroyed.

                  6.4 Upon the termination of this Agreement, the rights and obligations of the parties shall terminate, except that the provisions of Articles 7, 8 and 9 shall survive termination of this Agreement. Expiration or termination of this Agreement shall not discharge, affect or modify any rights or obligations which accrue or are incurred prior to the date of expiration or termination.

         7.       DISCLAIMER; INDEMNIFICATION

                  7.1      Representations; Disclaimer of Warranties.

                           (a)      Licensor represents and warrants to
         Licensees that (i) Licensor has the right to grant the licenses granted herein, (ii) Licensee's use of the Licensed Marks in the same manner as used by Licensees in the conduct of their respective operations prior to the Closing Date does not and will not violate or infringe the Intellectual Property rights of any Person who is not a party to this Agreement, and (iii) the Licensed Marks comprise all the trademarks, service marks, trade names and trade dress owned or controlled by Licensor and its Affiliates as were used by Licensees prior to the Closing Date in connection with the operation of the Business.

                           (b) EXCEPT AS SET FORTH IN SECTION 7.1(a), NEITHER PARTY MAKES ANY REPRESENTATION AND WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, IN RELATION TO THE LICENSED MARKS OR ANY OTHER MATTER RELATED TO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, BUT SUBJECT TO THE REPRESENTATIONS AND WARRANTIES INCLUDED IN SECTION 7.1(a), EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

                           (c) LIMITATIONS ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES INCURRED BY ANY PERSON, OR FOR ANY PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH ANY CAUSE OF ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE THEORY OF LIABILITY ON WHICH SUCH CLAIMS ARE BASED, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS.

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                  7.2      Each Licensee shall indemnify and agree to hold
Licensor and its Affiliates harmless from, against and in respect of and shall reimburse Licensor and/or its Affiliates for any and all loss, liability or damage (including reasonable attorneys' fees and costs and expenses) resulting from any claim brought by any third party (excluding any Affiliate of Licensor) alleging infringement by Licensee of such third party's Trademark rights based upon such Licensee's use of the Licensed Marks to the extent such use of the Licensed Marks exceeds the scope of or is contrary to the rights granted to such Licensee herein, except for losses, liabilities or damages arising from any claim that the Licensed Marks or Licensor's grant hereunder infringe or otherwise violate the Trademark rights of such third party independent of any such Licensee use of the Licensed Marks beyond the scope of or contrary to the rights granted to such Licensee herein.

                  7.3 In the event that Licensor wishes to assert a claim for indemnification under Section 7.2, Licensor shall deliver written notice (a "Claims Notice") to Licensees no later than ten (10) Business Days after such claim becomes known to Licensor, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not release Licensee from any of its obligations under
Section 7.2, except to the extent Licensees are materially prejudiced by such failure.

         8.       CONFIDENTIALITY

                  8.1 Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates and representatives to hold, in strict confidence from any Person (other than any such Affiliates or representatives), this Agreement the terms and conditions hereof and thereof, and all documents and information concerning the other party or any of its Affiliates (the "Confidential Information") furnished to it by the other party (the "Disclosing Party") or such Disclosing Party's representatives in connection with this Agreement, except to the extent that such Confidential Information can be shown to have been (a) previously known by the party receiving such Confidential Information (the "Receiving Party"), (b) in the public domain (either prior to or after the furnishing of such Confidential Information hereunder) through no fault of such Receiving Party or (c) later acquired by the Receiving Party from another source if the Receiving Party is not aware that such source is under an obligation to another party hereto to keep such Confidential Information confidential; provided that, a Receiving Party may make any disclosure of Confidential Information (i) the use of such Confidential Information is reasonably required in connection with disclosure of the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, (ii) with the prior written consent of the other party, (iii) if compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals for this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of Applicable Law or the rules of a national securities exchange or (iv) in connection with an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder. In the event a Receiving Party

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becomes compelled to disclose Confidential Information as described in clauses
(iii) and (iv) above, such party will provide the Disclosing Party with prompt notice of such legal proceedings so that the Disclosing Party may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Section 8.1. In the absence of a protective order or a waiver from the Disclosing Party, the Receiving Party compelled to disclose Confidential Information is permitted to disclose that portion (and only that portion) of the Confidential Information that such Receiving Party is legally compelled to disclose; provided, however, that the Receiving Party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is disclosed.

         9.       GENERAL

                  9.1 Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

                  9.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings (other than the Confidentiality Agreement), both written and verbal, among the parties or any of them with respect to the subject matter hereof.

                  9.3      Interpretation.

                           (a) When a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                           (b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to

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have been duly given upon receipt) by delivery in Person, by telecopy (delivery of which is confirmed), by courier (delivery of which is confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement as follows:

         If to the Licensor, to:

                  Laura S. Lawrence, Esq.
                  General Counsel
                  Royal & SunAlliance USA, Inc.
                  9300 Arrowpoint Blvd.
                  Charlotte, North Carolina 28273
                  Telephone No.: (704) 522-2851
                  Facsimile No.: (704) 522-2313

                  with a copy to (which shall not constitute notice to Licensor for purposes of this Section 9.4):

                  Robert J. Sullivan, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Telephone No.: (212) 735-3000
                  Facsimile No.: (212) 735-2000

                  If to a Licensee:

                  Royal Specialty Underwriting, Inc.
                  Mr. David E. Leonard
                  Executive Vice President
                  945 East Paces Ferry Road
                  Atlanta, GA 30326
                  Telephone No.: (404) 231-2366
                  Facsimile No.: (404) 231-3755

                  with a copy to (which shall not constitute notice to Licensee for purposes of this Section 9.4):

                  Aileen C. Meehan, Esq.
                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Telephone No.: (212) 259-8000
                  Facsimile No.: (212) 259-6333

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication

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shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

                  9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  9.6 Assignment; Binding Agreement. Subject to Section 3.2, neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by Licensees, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of Licensor, except that each Licensee shall have the right any time, without such consent, to assign, in whole or in part, its rights hereunder to any wholly owned Subsidiary of such Licensee, provided that such assignment shall not relieve such Licensee of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  9.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  9.8 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at Law.

                  9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

                  9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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                  9.11     Waiver of Jury Trial. EACH OF THE PARTIES HERETO
HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  9.12 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purposes of enforcing this Agreement or any of the Ancillary Agreements. If any action is brought in a state court, the parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Chancery Court of the State of Delaware. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

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                  IN WITNESS WHEREOF, each of the parties has caused this
Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

                                                LICENSOR:
                                                ROYAL & SUNALLIANCE USA, INC.

                                                By: /s/ Laura Lawrence
                                                    -------------------------
                                                           Laura Lawrence
                                                           Senior Vice President

                                                LICENSEES:

                                                ROYAL SPECIALTY UNDERWRITING,
                                                INC.

                                                By: /s/  E.G. Lassiter, III
                                                    ---------------------------
                                                           E.G. Lassiter, III
                                                           President and Chief
                                                           Executive Officer

                                                  RSA SURPLUS LINES INSURANCE
                                                  SERVICES, INC.

                                                  By: /s/  E.G. Lassiter, III
                                                      --------------------------
                                                             E.G. Lassiter, III
                                                             President and Chief
                                                             Executive Officer


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                                  EXHIBIT A(1)

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                                  EXHIBIT A(2)

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